FOR IMMEDIATE RELEASE	AMDL Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMA COMPLETES CONVERTIBLE PROMISSORY NOTE FINANCING

(TUSTIN, CA) March 26, 2010 /PRNewswire – US-based pharmaceutical company Radient Pharmaceuticals Corporation (NYSE - AMEX: RPC - News) announced today the completion of a Convertible Promissory Note (“Note”) and Warrant (“Warrant”) financing in the original principal amount of $925,00 and the right to purchase up to 1,100,000 share of Radient Pharmaceuticals Corporation common stock. The Note was issued with a 20% original issue discount and significant fees were charged by the lender; accordingly the net proceeds of the financing was approximately $540,000.

Under the terms of the agreement the lender has the option to convert the Note in whole or in part into share of Radient Pharmaceuticals Corporation common stock at a conversion price equal to 80% of volume-weighted average price for the five trading days ending on the business day immediately preceding the applicable date of conversion sought, with the floor price initially equal to $0.28 per share and subject to adjustment upon the occurrence of certain events, including recapitalization, stock splits, and similar corporate actions.  Additionally, if RPC issues additional shares of common stock or securities convertible or exercisable into shares of common stock at a price lower than $0.28 per share the floor price shall adjust to such lower price.

The Warrant has a term of five years and is initially exercisable at the higher of 105% of the average VWAP for the five trading days immediately preceding the date we issued the Warrant with the floor price (the same as in the Notes) in effect on the date the Warrant is exercised.  The exercise price is subject to the occurrence of certain events, including capital adjustments and reorganizations.   Radient Pharmaceuticals plans to use the net proceeds from the offering for general corporate purposes.

Galileo Asset Management S.A. acted as the finder for this transaction and  received a cash fee of $50,000.

For additional information on Radient Pharmaceuticals, ADI and its portfolio of products visit the Company’s corporate website at www.Radient-Pharma.com. For Investor Relations information contact Kristine Szarkowitz at kszarkowitz@Radient-Pharma.com or 1.206.310.5323.

 About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is an integrated pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, and premium skin care products.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law.  These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices.  With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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